NEWS RELEASE

FOR ADDITIONAL INFORMATION, PLEASE CONTACT:
John M. Perino Vice President, Investor Relations 608-361-7501

REGAL BELOIT REPORTS FOURTH QUARTER AND
FULL YEAR RESULTS

• Annual Operating Cash Flow Exceeded $314 million
• Energy Efficient Products Continue To Drive Sales Mix
• Long-Term Benefits of Plant Rationalizations Continue To Be Realized
• Short-Term Benefits In Fourth Quarter Due to Raw Materials, Hedging and Tax Rate

February 3, 2010 (Beloit, WI):  Regal Beloit Corporation (NYSE:RBC) today reported financial results for the fourth quarter ended January 2, 2010.  Net sales of $463.3 million decreased 4.1% as compared to the $483.0 million reported for the fourth quarter of 2008.  Diluted earnings per share were $0.90 as compared to $0.63 for the fourth quarter of 2008.  For the full year of 2009, sales were $1.826 billion as compared to $2.246 billion in 2008.   Full year diluted earnings per share were $2.63 per share as compared to $3.78 per share for 2008.

“We are pleased to report solid fourth quarter and full year results, despite the difficult global economy,” commented Henry Knueppel, Chairman and Chief Executive Officer.  “We are particularly pleased with our strong cash performance, our growth in energy efficient products and our plant rationalization and productivity results.”

Sales for the three months ended January 2, 2010, were $463.3 million, a 4.1% decrease from the $483.0 million reported for the three months ended December 27, 2008.  Fourth quarter sales of high efficiency products were 16.5% of total sales as compared to 12.0% for the fourth quarter 2008.   Full year sales of high efficiency products were 17.2% as compared to 12.8% for 2008.

In the Electrical segment, sales decreased 2.4% from the prior year fourth quarter, largely due to global generator sales decreasing 34.0%, commercial and industrial motors sales in North America decreasing 14.9%, and residential HVAC motor sales increasing 13.2%.  Sales in the Mechanical segment decreased 17.1% from the prior year fourth quarter.

From a geographic perspective, Asia Pacific sales increased 0.7% as compared to the fourth quarter of 2008.  In total, sales to regions outside of the United States were 28.6% of total sales for the quarter ended January 2, 2010 in comparison to 28.9% for the comparable period of 2008.  The positive impact of foreign currency exchange rates increased total sales by 1.4%.

The gross profit margin for the three months ended January 2, 2010, was 27.0% as compared to the 23.7% reported for the comparable period of 2008.  The gross profit margin for the Electrical segment was 27.6% for the three months ended January 2, 2010, versus 22.6% in the comparable period of 2008.  This increase is driven by cost reduction efforts, including the benefit from the recent plant consolidations, the mix benefit from high efficiency products and lower net material costs including the benefits from hedging and the impact of LIFO.  The benefit from favorable raw material costs are temporary in nature and are not expected to repeat to the same degree in future quarters.  The Mechanical segment gross profit was 21.8% in the three months ended January 2, 2010, versus 32.3% in the comparable period of 2008.  The Mechanical segment decrease was primarily driven by the negative fixed cost absorption impact of lower production volumes.

Operating expenses were $71.6 million (15.5% of sales) in the three months ended January 2, 2010, versus $75.0 million (15.5% of sales) in the comparable period of 2008.  Operating expenses for the quarter included an incremental amount of $5.2 million resulting from the reduction of the carrying value of certain assets, offset by reductions in variable expenses, such as sales commissions, and the impact of cost reduction activities.

Income from operations was $53.5 million for the three months ended January 2, 2010, versus $39.6 million in the comparable period of 2008.  As a percent of sales, income from operations was 11.6% for the three months ended January 2, 2010, versus 8.2% in the comparable period of 2008.  As a percent of sales, Electrical segment operating profit was 12.4% in the fourth quarter of 2009 versus 6.9% in the comparable period of 2008.  Mechanical segment operating profit was 3.6% of sales in the fourth quarter of 2009 versus 18.2% in the comparable period of 2008.

Net interest expense was $4.5 million for the three months ended January 2, 2010, versus $7.4 million in the comparable period of 2008.  The decrease is driven primarily by lower effective interest rates in 2009 versus the comparable period of 2008, lower average debt outstanding and higher cash balances.

The effective tax rate for the three months ended January 2, 2010, was 27.7% versus 33.9% in the prior year period.  The decrease in the effective rate is driven primarily by the global distribution of income and the resolution of certain tax matters.

Net income attributable to Regal Beloit Corporation for the three months ended January 2, 2010, was $34.7 million, an increase of 68.4% versus the $20.6 million reported in the comparable period of 2008.  Fully diluted earnings per share were $0.90 as compared to $0.63 per share reported in the fourth quarter of 2008.  (Note: prior year financial results have been restated to reflect the impact of the change in accounting for the Company’s convertible senior subordinated notes as required by recent accounting guidance.)  The average number of diluted shares was 38,410,038 during the three months ended January 2, 2010 as compared to 32,623,311 during the comparable period of 2008.

For the full year ended January 2, 2010, net sales decreased 18.7% to $1.826 billion.  Full year 2009 sales included $57.8 million of incremental sales from businesses acquired in 2008 and 2009.  The gross profit margin increased 90 basis points primarily driven by cost reductions, including the consolidation of three of the Company’s manufacturing facilities, the mix benefit of high efficiency products and lower raw material costs. These benefits were partially offset by the absorption impact of lower production volumes. Income from operations was $159.5 million or 8.7% of sales as compared with $230.4 million or 10.3% of sales reported for fiscal year 2008.  Net income attributable to Regal Beloit Corporation for fiscal year 2009 was $95.0 million or 5.2% of sales as compared with $125.5 million or 5.6% of sales for fiscal year 2008.  Diluted earnings per share were $2.63 as compared to $3.78 per share reported for the prior year.  Due to the weighting of both our earnings and the weighted average number of shares outstanding as impacted by our stock offering completed in the second quarter, the sum of the four quarters’ earnings per share does not equal the year to date earnings per share.

Cash flow from operations was $79.4 million for the three months ended January 2, 2010, comprised of net income of $35.5 million, non-cash expenses of $24.1 million and a reduction of net assets of $19.8 million.  Full year cash flow from operations was $314.9 million.

The Company ended the year with total debt of $476.5 million as compared to $530.6 million at the end of the third quarter of 2009 and $575.4 million at the end of 2008.  Cash, cash equivalents and short term investments ended the year at $380.0 million versus $365.0 million at the end of the third quarter of 2009 and $65.3 million at the end of 2008.

“We expect to see improving markets for our products in the first quarter of 2010 versus the first quarter of 2009, primarily as a result of somewhat stronger international markets and the absence of the inventory destocking we experienced in 2009,” continued Mr. Knueppel.  “However, raw material costs have increased, which will substantially offset the benefits of volume gains.   Thus our productivity efforts will drive income performance in the first quarter.   We are expecting first quarter earnings to be in the range of $.76 to $.84.”

Regal Beloit will be holding a conference call pertaining to this news release at 11:00 AM CT (12:00 PM ET) on Thursday February 4, 2010.  To listen to the call via the internet, please go to http://www.regalbeloit.com/ or at
http://event.meetingstream.com/r.htm?e=191340&s=1&k=0518566ACC16F62CF5E9482075EE0488.
Individuals who would like to participate by phone should dial 866-394-7807, referencing Regal Beloit conference ID 54094708.  International callers should dial 763-488-9117 using the same conference ID.  A telephone replay of the call will be available through March 4, 2010, at 800-642-1687, conference ID 54094708. International callers should call 706-645-9291 using the same conference ID.  A webcast replay will be available for 90 days and can be accessed at http://www.regalbeloit.com/rbceventspresentations.htm  or at
http://event.meetingstream.com/r.htm?e=191340&s=1&k=0518566ACC16F62CF5E9482075EE0488.

Regal Beloit Corporation is a leading manufacturer of mechanical and electrical motion control and power generation products serving markets throughout the world.  Regal Beloit is headquartered in Beloit, Wisconsin, and has manufacturing, sales, and service facilities throughout the United States, Canada, Mexico, Europe and Asia.  Regal Beloit’s common stock is a component of the S&P Mid Cap 400 Index and the Russell 2000 Index.

CAUTIONARY STATEMENT

This Press Release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements represent our management’s judgment regarding future events.  In many cases, you can identify forward-looking statements by terminology such as “may,” “will,”  “plan,” “expect,” “anticipate,” “estimate,” “believe,” or “continue” or the negative of these terms or other similar words.  Actual results and events could differ materially and adversely from those contained in the forward-looking statements due to a number of factors, including:

•
economic changes in global markets where we do business, such as reduced demand for the products we sell, weakness in the housing and commercial real estate markets, currency exchange rates, inflation rates, interest rates, recession, foreign government policies and other external factors that we cannot control;

•	unanticipated fluctuations in commodity prices and raw material costs;
•	cyclical downturns affecting the global market for capital goods;
•	unexpected issues and costs arising from the integration of acquired companies and businesses;
•	marketplace acceptance of new and existing products including the loss of, or a decline in business from, any significant customers;
•	the impact of capital market transactions that we may effect;
•	the availability and effectiveness of our information technology systems;
•	unanticipated costs associated with litigation matters;
•	actions taken by our competitors, including new product introductions or technological advances, and other events affecting our industry and competitors;
•	difficulties in staffing and managing foreign operations;
•
other domestic and international economic and political factors unrelated to our performance, such as the current substantial weakness in economic and business conditions and the stock markets as a whole; and

•	other risks and uncertainties described from time to time in our reports filed with the U.S. Securities and Exchange Commission, or SEC, which are incorporated by reference.

All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the applicable cautionary statements.  The forward-looking statements included in this press release are made only as of their respective dates, and we undertake no obligation to update these statements to reflect subsequent events or circumstances.  See also Item 1A - Risk Factors in the Company’s Annual Report on Form 10-K filed on February 25, 2009.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
Unaudited
In Thousands of Dollars, Except Shares Outstanding, Dividends Declared and Per Share Data

	Three Months Ended		Fiscal Year Ended
		(As Adjusted)*		(As Adjusted)*
	January 2, 2010	December 27, 2008	January 2, 2010	December 27, 2008

Net Sales	$463,261	$482,983	$1,826,277	$2,246,249

Cost of Sales	338,097	368,376	1,402,053	1,745,569

Gross Profit	125,164	114,607	424,224	500,680

Operating Expenses	71,622	75,016	264,704	270,249

Income From Operations	53,542	39,591	159,520	230,431

Interest Expense	5,304	7,536	23,284	32,647

Interest Income	851	146	1,719	1,479

Income Before Taxes & Noncontrolling Interests	49,089	32,201	137,955	199,263

Provision For Income Taxes	13,579	10,915	39,276	70,349

Net Income	35,510	21,286	98,679	128,914

Less: Net Income Attributable to Noncontrolling
Interests, net of tax	852	640	3,631	3,389

Net Income Attributable to Regal Beloit Corporation	$34,658	$20,646	$95,048	$125,525

Earnings Per Share of Common Stock:

Basic	$0.94	$0.66	$2.76	$4.00

Assuming Dilution	$0.90	$0.63	$2.63	$3.78

Cash Dividends Declared	$0.16	$0.16	$0.64	$0.63

Weighted Average Number of Shares Outstanding:

Basic	37,030,588	31,393,295	34,498,674	31,343,330
Assuming Dilution	38,410,038	32,623,311	36,131,607	33,250,689

*
The Company adopted new accounting guidance related to Convertible debt which requires an adjustment to previously disclosed condensed consolidated financial statements.  The adjustment affected convertible debt, equity and interest expense.

CONDENSED CONSOLIDATED BALANCE SHEETS
Unaudited
In Thousands of Dollars

		(As Adjusted
	(Unaudited)	From Audited Statements)*
ASSETS	January 2, 2010	December 27, 2008
Current Assets:
Cash and Cash Equivalents	$262,422	$65,250
Short-Term Investments	117,553	-
Trade Receivables and Other Current Assets	330,562	436,094
Inventories	268,839	359,918
Total Current Assets	979,376	861,262

Net Property, Plant and Equipment	343,071	358,372

Other Noncurrent Assets	789,790	803,862
Total Assets	$2,112,237	$2,023,496

LIABILITIES AND EQUITY
Accounts Payable	$161,902	$202,456
Other Current Liabilities	147,164	228,546
Long-Term Debt	468,065	560,127
Deferred Income Taxes	72,418	72,119
Other Noncurrent Liabilities	82,620	122,607
Total Liabilities	$932,169	$1,185,855

Equity	1,180,068	837,641
Total Liabilities and Equity	$2,112,237	$2,023,496

*
The Company adopted new accounting guidance related to Convertible debt which requires an adjustment to previously disclosed condensed consolidated financial statements.  The adjustment affected convertible debt, equity and interest expense.

SEGMENT INFORMATION
Unaudited
In Thousands of Dollars

	Mechanical Segment		Electrical Segment
	Three Months Ending		Three Months Ending
	Jan. 2, 2010	Dec. 27, 2008	Jan. 2, 2010	Dec. 27, 2008
Net Sales	$46,205	$55,718	$417,056	$427,265
Income from Operations	1,682	10,115	51,860	29,476

	Fiscal Year Ended		Fiscal Year Ended
	Jan. 2, 2010	Dec. 27, 2008	Jan. 2, 2010	Dec. 27, 2008
Net Sales	$188,609	$247,607	$1,637,668	$1,998,642
Income from Operations	14,495	38,899	145,025	191,532

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
Unaudited
In Thousands of Dollars

	Fiscal Year Ended
		(As Adjusted)*
	January 2, 2010	December 28, 2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$98,679	$125,525
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation and amortization	69,144	61,601
Excess tax benefits from stock-based compensation	(2,808)	(2,463)
Loss on property, net	5,172	124
Stock-based compensation expense	4,752	4,580
Non-cash convertible debt deferred financing costs	1,063	4,938
Change in assets and liabilities, net of acquisitions	138,917	(40,106)
Net cash provided by operating activities	314,919	154,199

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property, plant and equipment	(33,604)	(52,209)
Purchases of investment securities, net	(117,553)	-
Business acquisitions, net of cash acquired	(1,500)	(49,702)
Sale of property, plant and equipment	1,033	2,238
Net cash used in investing activities	(151,624)	(99,673)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net repayments of short-term borrowings	(6,866)	(11,820)
Payments of long-term debt	(215)	(324)
Net repayments under revolving credit facility	(17,066)	(162,700)
Net proceeds from long-term borrowings	-	165,200
Repayments of convertible debt	(75,802)	-
Net proceeds from the sale of common stock	150,370	-
Dividends paid to shareholders	(21,607)	(19,426)
Distributions to noncontrolling interests	(4,468)	(3,044)
Purchases of treasury stock	-	(4,191)
Proceeds from the exercise of stock options	5,767	2,880
Excess tax benefits from stock-based compensation	2,808	2,463
Financing fees paid	-	(454)
Net cash provided by (used in) financing activities	32,921	(31,416)

EFFECT OF EXCHANGE RATES ON CASH	956	(434)

Net increase in cash and cash equivalents	197,172	22,676
Cash and cash equivalents at beginning of period	65,250	42,574
Cash and cash equivalents at end of period	$262,422	$65,250

*
The Company adopted new accounting guidance related to Convertible debt which requires an adjustment to previously disclosed condensed consolidated financial statements.  The adjustment affected convertible debt, equity and interest expense.